                                   EXHIBIT 5.1

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                  June 30, 2000

Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618

                  Re:   Broadcom Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel to Broadcom Corporation, a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the 43,409 shares of the Class B common stock, par value $.0001 per share, of the Company issuable pursuant to outstanding options under the Pivotal Technologies Corp. 1998 Stock Option Plan as assumed by the Company in connection with the Company's acquisition of Pivotal Technologies Corp. (the "Assumed Plan"), (ii) the 43,409 shares of the Class A common stock, par value $.0001 per share, of the Company ("Class A Stock") issuable upon the conversion of those Class B shares and (iii) an additional 15,000,000 shares of Class A Stock under the Broadcom Corporation 1998 Stock Incentive Plan (the "1998 Plan"). Those shares of Class A Stock and Class B common stock shall be hereinafter referred to as the "Shares."

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the Company's assumption of the Assumed Plan and the options outstanding thereunder and the increase in the number of shares of Class A Stock reserved for issuance under the 1998 Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (i) the provisions of option agreements evidencing the outstanding options under the Assumed Plan or the 1998 Plan or (ii) direct stock issuances duly authorized under the 1998 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                         Very truly yours,

                                         /s/ BROBECK, PHLEGER & HARRISON LLP

                                         BROBECK, PHLEGER & HARRISON LLP